Exhibit 99.1

February 25, 2019: 08:30AM EST

Air Industries Group Announces Major Awards totaling nearly $13 million.

Hauppauge, NY -- (Globe Newswire) – February 25, 2019 – Air Industries Group (NYSE AMEX: AIRI) Air Industries Group (“Air Industries” or the “Company”), an integrated manufacturer of precision equipment assemblies and components for leading aerospace and defense prime contractors is pleased to announce that it has received major awards for its Complex Machining and Turbine Engine Components business segments.

Air Industries Machining Corp, the dominant company in our Complex Machining Segment, received two awards totaling an estimated $5 million. The first $2 million is for arresting gear assemblies and related parts, and the second $3 million is for landing gear used both in new production and spares for the US Navy E-2C/D Hawkeye aircraft. Deliveries are expected to begin in the second half of 2019 and be completed within 18 to 24 months.

Sterling Engineering Corporation, our Turbine Engine Component segment, received an award estimated at $7.2 million for components for the Pratt & Whitney PW 4000 engine, which is used in many different commercial aircraft. Deliveries are expected to begin in 2019 and continue over a ten-year period. In addition Sterling received an order for $500,000 for components used in the jet engine installed on the F-18E/F Super Hornet fighter aircraft.

Mr. Lou Melluzzo, CEO of Air Industries commented: “These awards are very significant. The E-2 Hawkeye is a critical aircraft for the US Navy, and it has been a substantial platform for Air Industries Machining for many years. This award reaffirms our position as a valued supplier to the manufacturer and to the US Navy.

The award for Sterling Engineering is perhaps more significant. Sterling has been attempting to increase the percentage of its business that is committed to long-term agreements or awards. Long-term orders allow more efficient production scheduling and provide opportunities to reduce costs over time. This 10-year award is precisely the type we have been seeking. Both of these awards are from customers that have not ordered from Sterling for some time. These orders are strong indicators that Sterling and Air Industries have regained their trust.”

ABOUT AIR INDUSTRIES GROUP

Air Industries Group (AIRI) is an integrated manufacturer of complex machined products including landing gear, flight control, and jet turbine components for leading aerospace and defense prime contractors.

FORWARD LOOKING STATEMENTS

Certain matters discussed in this press release are ‘forward-looking statements’ intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. In particular, the Company’s statements regarding trends in the marketplace, future revenues, earnings and Adjusted EBITDA, the ability to realize firm backlog and projected backlog, cost cutting measures, potential future results and acquisitions, are examples of such forward-looking statements. The forward-looking statements are subject to numerous risks and uncertainties, including, but not limited to, the timing of projects due to variability in size, scope and duration, the inherent discrepancy in actual results from estimates, projections and forecasts made by management, regulatory delays, changes in government funding and budgets, and other factors, including general economic conditions, not within the Company’s control. The factors discussed herein and expressed from time to time in the Company’s filings with the Securities and Exchange Commission could cause actual results and developments to be materially different from those expressed in or implied by such statements. The forward-looking statements are made only as of the date of this press release and the Company undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.

Contact Information

Air Industries Group

631.881.4913

ir@airindustriesgroup.com

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